SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

               [X] Current Report Pursuant to Section 13 OR 15(d)
                     of the Securities Exchange Act of 1934

                                December 20, 1996
                                (Date of Report)


                         Commission file number: 0-28354

                             Great Lakes REIT, Inc.

             (Exact name of Registrant as specified in its Charter)

                Maryland                          36-3844714
        (State or other jurisdiction    (I.R.S. Employer identification no.)
         of incorporation organization)

               823 Commerce Drive, Suite 300, Oak Brook, IL 60521
               (Address of principal executive offices) (Zip Code)

                                (630) 368 - 2900
              (Registrant's telephone number, including area code)

               2311 West 22nd St., Suite 109, Oak Brook, IL 60521
              (Former address of principal executive offices) (Zip
                                      Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No






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ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

ACQUISITIONS

On December 13, 1996, Great Lakes REIT, Inc. (the "Company") acquired a fee simple interest in a portion of a 320,000 rentable square foot four-story, class A office building located at 2550 University Avenue West, St. Paul, Minnesota (the "Building"). Originally constructed in 1916, the Building was fully redeveloped and renovated in 1985. The portion of the Building acquired by the Company ("Court International II") consists of approximately 200,000 rentable square feet and was approximately 92% occupied at acquisition. The Building and Court International II include two four-story atriums along with a Gothic tower which rises 140 feet and serves as the centerpiece of the Building. Amenities at Court International II include an underground garage with 226 covered parking spaces, a casual sit-down restaurant, a deli, a sundries/newsstand shop and a building conference room. The balance of the Building not acquired by the Company (approximately 120,000 square feet) is owned by an unaffiliated third party.

TERMS OF PURCHASE

Court International II was purchased from an unaffiliated third party for approximately $14.3 million. Funds for the purchase came from a borrowing under the Company's existing secured line of credit with the First National Bank of Boston (as agent).

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

As of the date of this 8-K, the financial statements and proforma financial information related to this property are not available but will be filed by the Company on Form 8-K not later than February 24, 1997.


         No information is required under Items 1,3,4, and 6, and these items have therefore been omitted.



By:    /s/ Richard L. Rasley
Richard L. Rasley, Secretary


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